2350 North Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES 2002 YEAR-END RESERVES AND PROVIDES GUIDANCE FOR THE FOURTH QUARTER

Company Replaces 209% of Production at
Finding Cost of $1.02 Per Mcfe

        Houston, Texas - January 23, 2003 - Southwestern Energy Company (NYSE: SWN) today announced that it added 83.7 billion cubic feet equivalent (Bcfe) of oil and gas reserves in 2002, replacing 209% of its production during the year at a finding and development cost of $1.02 per Mcf equivalent (Mcfe). The Company's finding cost, including the effect of net upward reserve revisions due to higher year-end commodity prices, was $.99 per Mcfe in 2002. For the period ending December 31, 2002, Southwestern's three-year average reserve replacement ratio was 210% and its three-year average finding and development cost was $1.04 per Mcfe, excluding reserve revisions. Including reserve revisions, these three-year averages were 193% and $1.13 per Mcfe, respectively.

        "We had a good year operationally in our E&P segment in 2002," stated Harold M. Korell, President and Chief Executive Officer of Southwestern Energy. "Our results in the Arkoma Basin and East Texas were excellent and helped us achieve an exceptional overall finding cost and reserve replacement. Although we did not have a significant discovery in South Louisiana last year, we are currently drilling two high-potential prospects. Our Jericho Prospect in Lafayette Parish, Louisiana is drilling at 10,137 feet toward a total depth of 14,300 feet. We are the operator of this well and have a 35% working interest. We also recently spud our Shiloh Prospect in Vermilion Parish. We have a 62.5% working interest in this high-impact test targeting Cris R sands at a total depth of 14,000 feet. Additionally, we are currently interpreting the seismic data from our new Duck Lake project area. We are encouraged by what we are seeing and expect to drill two to three prospects there this year.

Our production for the year was up slightly from 2001, despite the production declines we experienced earlier in the year in South Louisiana and the sale of our Mid-Continent properties during the fourth quarter. We believe we've seen the bulk of the decline in our volumes in South

Louisiana, but the loss of production from the sale of the Mid-Continent properties (approximately 2.5 Bcfe annually) will continue to affect our comparative production volumes in 2003. Our track record over the past few years is solid evidence that our E&P program is adding value for our shareholders. We are looking forward to what lies ahead in 2003."

        Southwestern's oil and gas reserves totaled 415.3 Bcfe at December 31, 2002, up from 402.0 Bcfe at the end of 2001, reflecting the Company's reserve additions during 2002 of 83.7 Bcfe, production of 40.1 Bcfe, net positive revisions of 2.5 Bcfe, and dispositions from the sale of the Company's non-strategic Mid-Continent properties of 32.9 Bcfe. The Company's net reserve revisions include 8.8 Bcfe of downward revisions related to production declines experienced earlier in the year from the Company's South Louisiana properties. Natural gas comprised 90% of the Company's proved equivalent reserves at the end of 2002, and 77% of the Company's reserves were classified as proved, developed. The Company's reserve life index is currently 10.4 years. Southwestern's reserves as of and for the year ended December 31, 2002 were audited by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm in Houston.

	Natural Gas (MMcf)	Crude Oil (MBbls)	Total (MMcfe)
Proved Reserves, Beginning of Year	355,813	7,704	402,037
Revisions of Previous Estimates	1,110	233	2,507
Extensions, Discoveries, and Other Additions	73,803	553	77,121
Production	(35,972)	(682)	(40,064)
Acquisition of Reserves in Place	6,538	16	6,634
Disposition of Reserves in Place	(26,678)	(1,040)	(32,916)
Proved Reserves, End of Year	374,614	6,784	415,319
Proved Developed Reserves:
Beginning of Year	281,461	6,429	320,035
End of Year	286,277	5,633	320,075

           The following table outlines additional information by operating area as of and for the year ended December 31, 2002:

	Arkoma	East Texas	Permian	Gulf Coast	Total
Proved Reserves:
Gas (Bcf)	188.7	105.8	29.8	50.3	374.6
Oil (MBbls)	-	859	4,562	1,363	6,784
Total Reserves (Bcfe)	188.7	111.0	57.1	58.5	415.3

Production (Bcfe) (1)	19.8	5.9	6.9	7.5	40.1
Reserve Revisions (Bcfe)	4.4	2.8	(0.1)	(4.6)	2.5
Reserve Additions (Bcfe)	18.3	56.4	1.4	7.6	83.7
Capital Expenditures ($ MM) (1)	$18.2	$33.5	$5.4	$28.0	$85.1

(1) Preliminary unaudited results

Southwestern Provides Guidance for the Fourth Quarter 2002

        The following statements regarding estimates for the fourth quarter of 2002 are considered to be forward-looking statements and are based on current available information and expectations as of the date of this release.

        The Company reported that while relative natural gas commodity prices in the fourth quarter of 2002 have increased significantly from the fourth quarter of 2001, the Company's gas price for the current period actually decreased when compared to the prior year period due to the effects of the Company's hedges. For the fourth quarter of 2002, Southwestern anticipates a loss from its oil and gas commodity price hedges of $5.2 million, including $1.2 million related to the ineffectiveness of the Company's hedge position at December 31, 2002, recorded as a loss during the fourth quarter in accordance with FAS 133. This compares to a gain of $10.5 million from the Company's commodity price hedges in the prior year period. During the fourth quarter of 2002, Southwestern estimates that its hedges reduced its average gas price by approximately $.50 per Mcf to $3.30 per Mcf, and reduced its average oil price by approximately $4.80 per barrel to $21.60 per barrel. In the fourth quarter of 2001, the Company's favorable hedge position had the effect of increasing its average gas price by approximately $1.09 per Mcf to $3.50 per Mcf, and increasing its average oil price by $2.55 per barrel to $20.28 per barrel.

        Oil and gas production for the fourth quarter is expected to be approximately 9.5 Bcfe compared to 10.0 Bcfe in the third quarter of 2002. The decrease relates to the sale of the Company's non-strategic Mid-Continent properties during the fourth quarter. After adjusting for the sale, production for the fourth quarter was equal to the third quarter of 2002.

        Additionally, the Company stated that it expects its utility segment to post operating income of approximately $3.0 million for the fourth quarter of 2002, down from $4.1 million for the prior year period, primarily due to higher insurance and pension expenses incurred during 2002. The utility filed an $11.0 million rate increase with the Arkansas Public Service Commission in November 2002 and expects that any increase granted would be effective in September 2003.

        Southwestern expects that its consolidated earnings for the fourth quarter of 2002 will be approximately $.14 - $.18 per diluted share and cash flow (before working capital changes) will be approximately $19 -$22 million for the quarter. Southwestern also anticipates that its consolidated earnings for the fiscal year 2002 will be approximately $.52 - $.56 per diluted share and cash flow (before working capital changes) will be approximately $78 - $81 million. Southwestern currently expects to release its audited financial results for the fourth quarter and year-end 2002 and provide guidance for 2003 in late-February.

        The Company's forecast results for the fourth quarter and fiscal year 2002 are as follows:

	4th Quarter 2002	Fiscal Year 2002
	Forecast	Forecast
Production
Gas - Bcf	8.5 - 8.7	35.9 - 36.1
Oil - MBbls	135 - 140	675 - 680
Gas Equivalent - Bcfe	9.4 - 9.6	40.0 - 40.2

Average Commodity Prices
Natural Gas ($ per Mcf)	$3.80	$3.10
Hedging Loss	($0.50)	($0.10)
Average Gas Price	$3.30	$3.00

Crude Oil ($ per Bbl)	$26.40	$23.90
Hedging Loss	($4.80)	$2.90
Average Oil Price	$21.60	$21.00

E&P Operating Expenses per Mcfe
Production Expenses	$0.49 - $0.51	$0.44 - $0.46
Production Taxes	$0.21 - $0.23	$0.17 - $0.19
General & Administrative Expense	$0.45 - $0.47	$0.30 - $0.32
Full Cost Pool Amortization Rate	$1.16 - $1.20	$1.15 - $1.18

Other Operating Income and Expenses
Utility Operating Income ($ MM)	$2.7 - $3.1	$7.4 - $7.8
Marketing Operating Income ($ MM)	$0.6 - $0.8	$2.3 - $2.5
Other Non-Operating Loss ($ MM)	$0.0 - $0.4	$0.5 - $0.9
Minority Interest Deduction ($ MM)	$0.2 - $0.4	$1.4 - $1.6
Net Interest Expense ($ MM)	$5.3 - $5.5	$21.0 - $22.0
Income Tax Rate (100% Deferred)	38.5%	38.5%

Earnings and Cash Flow
Fully Diluted Earnings per Share	$0.14 - $0.18	$0.52 - $0.56
Cash Flow (Before Changes in Working Capital ($ MM)	$19.0 - $22.0	$78.0 - $81.0
Changes in Working Capital ($ MM)	($11.0 - $13.0)	($2.0 - $3.0)
Cash Flow from Operating Activities ($ MM)	$7.0 - $10.0	$75.0 - $78.0

        Southwestern Energy Company is an integrated natural gas company whose wholly-owned subsidiaries are engaged in gas and oil exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution. Additional information on the Company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley Executive Vice President and Chief Financial Officer (281) 618-4803	Brad D. Sylvester, CFA Manager, Investor Relations (281) 618-4897

        All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for gas and oil, the timing and extent of the Company's success in discovering, developing, producing, and estimating reserves, property acquisition or divestiture activities that may occur, the effects of weather and regulation on the Company's gas distribution segment, increased competition, legal and economic factors, governmental regulation, the financial impact of accounting regulations and critical accounting policies, changing market conditions, the comparative cost of alternative fuels, conditions in capital markets and changes in interest rates, availability of oil field services, drilling rigs, and other equipment, as well as various other factors beyond the Company's control. A discussion of these and other factors affecting the Company's performance is included in the Company's periodic reports filed with the Securities and Exchange Commission including its Annual Report on Form 10-K/A for the year ended December 31, 2001.

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